Exhibit 99.2

Item 6. Selected Financial Data

The following table presents selected financial data of On Assignment. This selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included under “Financial Statements and Supplementary Data” in Item 8.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except per share data)
Summary Results of Operations(1):
Revenues	$1,724,741	$1,523,101	$1,031,935	$429,756	$296,437
Cost of services	1,167,306	1,068,226	710,681	282,777	192,809
Gross profit	557,435	454,875	321,254	146,979	103,628
Selling, general and administrative expenses	397,523	317,345	231,194	113,466	93,421
Amortization of intangible assets	22,130	20,943	17,047	1,729	1,871
Operating income	137,782	116,587	73,013	31,784	8,336
Interest expense, net	(12,730)	(13,931)	(12,595)	(2,936)	(6,038)
Write-off of loan costs	—	(14,958)	(813)	—	(2,208)
Income before income taxes	125,052	87,698	59,605	28,848	90
Provision for income taxes	51,557	36,558	26,142	12,356	1,009
Income (loss) from continuing operations	73,495	51,140	33,463	16,492	(919)
Gain on sale of discontinued operations, net of income taxes	—	30,840	—	—	—
Income (loss) from discontinued operations, net of income taxes	3,689	2,532	9,190	7,805	(8,978)
Net income (loss)	$77,184	$84,512	$42,653	$24,297	$(9,897)

Basic earnings per common share:
Income (loss) from continuing operations	$1.38	$0.96	$0.72	$0.45	$(0.03)
Income (loss) from discontinued operations	0.06	0.62	0.19	0.21	(0.24)
Net income (loss)	$1.44	$1.58	$0.91	$0.66	$(0.27)

Diluted earnings per common share:
Income (loss) from continuing operations	$1.35	$0.94	$0.70	$0.44	$(0.02)
Income (loss) from discontinued operations	0.07	0.61	0.19	0.20	(0.25)
Net income (loss)	$1.42	$1.55	$0.89	$0.64	$(0.27)
Number of shares and share equivalents used to calculate earnings (loss) per share:
Basic	53,437	53,481	46,739	36,876	36,429
Diluted	54,294	54,555	47,826	37,758	37,050

Balance Sheet Data (at end of year):
Cash and cash equivalents (2)	$28,860	$35,024	$24,849	$13,416	$12,567
Working capital	220,338	182,142	177,228	74,705	50,596
Total assets	1,274,174	1,258,809	1,114,463	427,267	359,116
Long-term liabilities	474,200	450,381	446,571	107,513	76,579
Stockholders' equity	634,408	640,133	532,723	246,743	219,487
_____
(1) Results of Operations have been restated to give retrospective effect to the sale of Physician Segment on February 1, 2015, and the closure of the European retained search unit in December 2014. The results of those businesses are included in discontinued operations for all periods presented (see "Note 5. Discontinued Operations" in Item 8).
(2) Excludes cash and cash equivalents from the Physician Segment of $2.9 million, $2.3 million, $2.6 million, $4.3 million and $5.8 million as of December 31, 2014, 2013, 2012, 2011, and 2010, respectively. The Physician Segment was sold in February 2015 and it is reported in discontinued operations (see "Note 5. Discontinued Operations" in Item 8).

On December 5, 2013, we acquired CyberCoders, and on May 15, 2012, we acquired Apex Systems (see "Note 4. Acquisitions" in Item 8 for further information).

Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are based upon current expectations, as well as management’s beliefs and assumptions, and involve a high degree of risk and uncertainty. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Statements that include the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions that convey uncertainty of future events or outcomes are forward-looking statements. Forward-looking statements include statements regarding our anticipated financial and operating performance for future periods. Our actual results could differ materially from those discussed or suggested in the forward-looking statements herein. Factors that could cause or contribute to such differences include, but are not limited to, the following: (1) actual demand for our services; (2) the general political and economic environment; (3) our ability to attract, train and retain qualified staffing consultants; (4) our ability to remain competitive in obtaining and retaining clients; (5) the availability of qualified contract professionals; (6) our ability to manage our growth efficiently and effectively; (7) continued performance and improvement of our enterprise-wide information systems; (8) our ability to manage potential or actual litigation matters; (9) the successful integration of our recently acquired businesses; (10) the successful implementation of our five-year strategic plan; and (11) other risks detailed from time to time in our reports filed with the Securities and Exchange Commission (the "SEC"), including the factors described in our Annual Report on Form 10-K, for the year ended December 31, 2014, as filed with the SEC on March 2, 2015 ("2014 10-K"), under the section “Risk Factors.” Other factors also may contribute to the differences between our forward-looking statements and our actual results. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. All forward-looking statements in this document are based on information available to us as of the date we filed our 2014 10-K, and we assume no obligation to update any forward-looking statement or the reasons why our actual results may differ.

OVERVIEW

On Assignment, Inc. is a leading global provider of in-demand, skilled professionals in the growing technology, healthcare, and life sciences sectors. We provide clients with short- and long-term placement of contract, contract-to-hire, and direct hire professionals.

The Apex Segment provides information technology and scientific staffing professionals for contract, contract-to-hire and permanent placement positions to Fortune 1000 and mid-market clients across the United States, and offers consulting services for other select project-based needs. Apex Segment provides staffing and services support for companies from all major industries, including financial services, business services, consumer and industrials, technology, healthcare, government services, and communications.

The Oxford Segment provides high-end contract and direct placement services of information technology and engineering professionals with expertise in specialized information technology, software and hardware engineering, and mechanical, electrical, validation and telecommunications engineering fields.

The Life Sciences Europe Segment provides locally-based contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, automotive, educational and environmental industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants, biostatisticians, drug safety specialists, SAS programmers, medical writers, and other skilled scientific professionals.

Results of Operations

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2014 COMPARED WITH THE YEAR ENDED
DECEMBER 31, 2013

	Year Ended December 31,		Change
	2014	2013	$	%
Revenues by segment (in thousands):
Apex	$1,190,052	$1,059,993	$130,059	12.3%
Oxford	493,320	423,670	69,650	16.4%
Life Sciences Europe	41,369	39,438	1,931	4.9%
	$1,724,741	$1,523,101	$201,640	13.2%

Revenues increased $201.6 million, or 13.2 percent, on a reported basis. On a pro forma basis, which assumes the acquisition of CyberCoders occurred at the beginning of 2012, consolidated revenues increased $142.0 million, 9.0 percent year-over-year. The increase in revenues is due to year-over-year organic growth of 8.4 percent and the acquisition of and CyberCoders, which contributed $77.1 million of revenues. Direct hire and conversion fee revenues were $83.1 million, or 4.8 percent of total revenues, up from $22.9 million, or 1.5 percent of total revenues, for the prior year period. The increase is due to CyberCoders, which accounted for $61.6 million of direct hire and conversion fee revenues for the period.

Apex Segment accounted for 69.0 percent of consolidated revenues. Revenues for Apex Segment were $1.2 billion, up 12.3 percent year-over-year, reflecting a 9.0 percent increase in the average number of contract professionals on assignment and a 1.0 percent increase in the average bill rate.

Oxford Segment accounted for 28.6 percent of consolidated revenues. Revenues for Oxford Segment were $493.3 million, up 16.4 percent year-over-year on a reported basis and up 2.1 percent on a pro forma basis. Revenues for the Oxford Segment include CyberCoders, which was acquired in December 2013. Revenues for CyberCoders were $77.1 million, up 22.0 percent year-over-year on a pro forma basis.

Life Sciences Europe Segment accounted for 2.4 percent of consolidated revenues. Revenues for Life Sciences Europe Segment were $41.4 million, up 4.9 percent year-over-year, due to a 4.5 percent increase in the average number of contract professionals and a 1.2 percent increase in the average bill rate, compared with the same period of the prior year.

Gross Profit and Gross Margins

	Year Ended December 31,
	2014		2013
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross Profit by segment (in thousands):
Apex	$335,322	28.2%	$294,611	27.8%
Oxford	208,607	42.3%	147,348	34.8%
Life Sciences Europe	13,506	32.6%	12,916	32.8%
	$557,435	32.3%	$454,875	29.9%

Gross profit was $557.4 million, up 22.5 percent, year-over-year as a result of the increase in revenues and expansion in gross margin. Gross margin was 32.3 percent, up approximately 2.4 percentage points year-over-year. The expansion in gross margin was due to the higher mix of direct hire and conversion fee revenues (4.8 percent of revenues up from 1.5 percent year-over-year) and higher contract gross margins. The higher mix of direct hire and conversion fee revenues was attributable to CyberCoders, which accounted for 74.1 percent of direct hire and conversion fee revenues in 2014.

Apex Segment accounted for 60.2 percent of consolidated gross profit. Apex Segment's gross profit was $335.3 million, up 13.8 percent year-over-year as a result of the year-over-year increase in revenues and expansion in its gross margin. Gross margin was 28.2 percent, up approximately 40 basis points year-over-year. The expansion in gross margin is due to a 2.2 percent increase in bill/pay spread and a slightly higher mix of permanent placement revenues.

Oxford Segment accounted for 37.4 percent of consolidated gross profit. Oxford Segment's gross profit was $208.6 million, up 41.6 percent year-over-year on a reported basis and 5.3 percent on a pro forma basis. Oxford Segment's gross margin was 42.3 percent, an expansion of 7.5 percentage points year-over-year on a reported basis and up 1.3 percentage points on a pro forma basis. The expansion in gross margin is due to a higher mix of direct hire and conversion fee revenues related to CyberCoders.

Life Sciences Europe Segment accounted for 2.4 percent of consolidated gross profit. Life Sciences Europe Segment's gross profit was $13.5 million, up 4.6 percent, as a result of the 4.9 percent increase in revenues. Gross margin for the period was 32.6 percent, a decrease of approximately 20 percentage points. The contraction in gross margin was due to lower bill/pay margin, partially offset by a slightly higher mix of direct hire and conversion fee revenues.

Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses include field operating expenses, such as costs associated with our network of staffing consultants and branch offices, including staffing consultant compensation, rent, other office expenses, marketing and recruiting expenses for our contract professionals. SG&A expenses also include our corporate and branch office support expenses, such as the salaries of corporate operations and support personnel, recruiting and training expenses for field staff, marketing staff expenses, expenses related to being a publicly-traded company and other general and administrative expenses.

During 2014, SG&A expenses were $397.5 million, an increase of $80.2 million year-over-year. SG&A expenses as a percentage of revenues was 23.0 percent for 2014, up from 20.8 percent in 2013. The year-over-year increase in SG&A expenses was due to the inclusion of CyberCoders (which has a higher gross margin and higher SG&A as a percent of revenue than our other business units), and higher branch expenses related to the acceleration in hiring of additional sales consultants and recruiters. SG&A expenses in 2014 also included acquisition, integration and strategic planning expenses of $5.3 million.

Amortization of Intangible Assets. Amortization of intangible assets was $22.1 million compared with $20.9 million in 2013. The increase is related to amortization from CyberCoders, which was acquired in December 2013.

Interest Expense. Interest expense (net of interest income) for 2014 was $12.7 million compared with $13.9 million in the same period of 2013. Interest expense in 2014 was comprised of interest on the credit facility of $11.3 million and amortization of capitalized loan costs of $1.4 million. In February 2014, we amended our credit facility resulting in an increase in borrowings under our term A loan facility of $82.5 million to $175.0 million and a pay down on the term B loan facility by the same amount. The effective interest in 2014 was 3.27 percent, compared with 4.42 percent in 2013.

Write-Off of Loan Costs. Write-off of loan costs in 2013 was $15.0 million related to the refinancing of our credit facility in May 2013. The refinancing in May 2013 was treated as an early extinguishment of debt resulting in a full write-off of the loan costs associated with the previous facility.

Provision for Income Taxes. The provision for income taxes was $51.6 million compared with $36.6 million for 2013. The annual effective tax rate was 41.2 percent for 2014 and 41.7 percent for 2013. The improvement in the effective tax rate relates to higher growth of pre-tax income relative to growth of permanent differences between financial and tax income.

Income from Continuing Operations. Income from continuing operations was $73.5 million compared with $51.1 million for 2013. On a pro forma basis, which assumes the acquisition of CyberCoders occurred at the beginning of 2012, income from continuing operations increased by $18.5 million or 33.8 percent.

Discontinued Operations. Discontinued operations include the net operating results of our Physician Segment (which was sold in February 2015), Nurse Travel division (which was sold in February 2013), our Allied Healthcare division (which was sold in December 2013) and our European retained search business (which was shut down in December 2014). Discontinued operations for 2013 also include the net of tax gain on the sale of Nurse Travel and Allied Healthcare divisions. Income (loss) from discontinued operations, net of income taxes, was $3.7 million in 2014 and $2.5 million in 2013 and the gain on sale of these divisions was $30.8 million in 2013.

Net Income. Net income was $77.2 million, compared with $84.5 million in 2013. Net income in 2013 included a gain of $30.8 million from the sale of our Allied Healthcare and Nurse Travel divisions.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2013 COMPARED WITH THE YEAR ENDED
DECEMBER 31, 2012

	Year Ended December 31,		Change
	2013	2012	$	%
Revenues by segment (in thousands):
Apex	$1,059,993	$617,844	$442,149	71.6%
Oxford	423,670	375,196	48,474	12.9%
Life Sciences Europe	39,438	38,895	543	1.4%
	$1,523,101	$1,031,935	$491,166	47.6%

Revenues increased $491.2 million, or 47.6 percent, mainly due to the acquisition of Apex Systems in May of 2012, and 11.8 percent year-over-year growth of our other business segments. On a pro forma basis, which assumes the acquisition of Apex Systems occurred at the beginning of 2011, and the acquisition of CyberCoders occurred at the beginning of 2012, consolidated revenues were up 16.1 percent year-over-year.

Apex Segment revenues for the year ended December 31, 2013 were $1.1 billion, or 69.6 percent of total revenues. On a pro forma basis (assuming Apex Systems was acquired at the beginning of 2011), Apex Segment revenues for 2012 were $900.1 million and revenue growth in 2013 was 17.8 percent.

Oxford Segment revenues increased $48.5 million, or 12.9 percent, comprised of an 8.8 percent increase in the average number of contract professionals on assignment, a 2.0 percent increase in average bill rate and a $2.5 million or 37.6 percent increase in conversion and permanent placement revenue. The Oxford Segment includes the results of CyberCoders from December 5, 2013, the date of acquisition, through the end of the year, which accounted for $3.6 million of revenues in 2013.

Life Sciences Europe Segment increased $0.5 million, or 1.4 percent due to a 0.6 percent increase in the average number of contract professionals, slightly offset by a 0.1 percent decrease in bill rate.

Gross Profit and Gross Margins

	Year Ended December 31,
	2013		2012
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross Profit by segment (in thousands):
Apex	$294,611	27.8%	$174,968	28.3%
Oxford	147,348	34.8%	132,034	35.2%
Life Sciences Europe	12,916	32.8%	14,252	36.6%
	$454,875	29.9%	$321,254	31.1%

The year-over-year gross profit increase was primarily due to the inclusion of Apex Systems for the full year in 2013 (compared with only 7.5 months in 2012) and higher revenues from our other segments. Gross margin compressed 1.2 percentage points mainly due to the inclusion of Apex Systems for the full 12 months in 2013, as it has a lower gross margin and a lower mix of direct hire and conversion fee revenues than our other segments.

Oxford Segment gross profit increased $15.3 million, or 11.6 percent, primarily due to a $48.5 million, or 12.9 percent increase in revenues, which was partially offset by a 40 basis point contraction in gross margin. The compression in gross margin mainly related to higher growth of lower-margin services and a higher mix of reimbursable expenses, which are billed to customers with no mark-up, partially offset by a $2.5 million increase in direct hire and conversion fee revenue.

Life Sciences Europe Segment gross profit decreased $1.3 million, or 9.4 percent, despite revenue growth of $0.5 million. Gross margin was 32.8 percent, down 3.8 percentage points from prior year. The compression in gross margin was primarily due to a 0.3 percent decrease in bill/pay spread due to competitive pricing pressures.

Selling, General and Administrative Expenses. Selling, general and administrative (SG&A) expenses include field operating expenses, such as costs associated with our network of staffing consultants and branch offices, including staffing consultant compensation, rent, other office expenses, marketing and recruiting expenses for our contract professionals. SG&A expenses also include our corporate and branch office support expenses, such as the salaries of corporate operations and support personnel, recruiting and training expenses for field staff, marketing staff expenses, expenses related to being a publicly-traded company and other general and administrative expenses.

 For the year ended December 31, 2013, SG&A expenses were $317.3 million, an increase of $86.2 million year-over-year. SG&A expenses as a percentage of revenues was 20.8 percent for 2013, down from 22.4 percent in 2012. The year-over-year increase in SG&A expenses was due to the inclusion of Apex Systems for the full year, and an increase in incentive compensation related to the growth in gross profit and infrastructure investments to support the growth of the business. SG&A expenses included acquisition and strategic planning costs of $4.0 million in 2013, ($10.2 million in 2012), a benefit from reduction in earn-out obligations of $2.7 million in 2013 ($0.3 million charge in 2012), and charges totaling $2.3 million for certain infrequent adjustments.

Amortization of Intangible Assets. Amortization of intangible assets was $20.9 million compared with $17.0 million in 2012. The $3.9 million increase was due to amortization for a full year of the $104.8 million in identifiable intangible assets acquired related to the Apex Systems acquisition in May 2012.

Interest Expense. Interest expense was $13.9 million compared with $12.6 million in the same period in 2012. The average debt balance during 2013 was higher than in 2012, partially offset by lower interest rates in 2013.

Write-Off of Loan Costs. Write-off of loan costs in 2013 was $15.0 million related to the refinancing of our credit facility in May 2013. The refinancing in May 2013 was treated as an early extinguishment of debt resulting in a full write-off of the loan costs associated with the previous facility. Write-off of loan costs in 2012 was $0.8 million related to the refinancing of our credit facility in May 2012.

Provision for Income Taxes. The provision for income taxes was $36.6 million compared with $26.1 million for 2012. The annual effective tax rate was 41.7 percent for 2013 and 43.9 percent for 2012. The decrease in the 2013 rate was primarily related to a higher relative increase in income before income taxes than the increase in non-deductible expenses and the benefit from the reduction of certain earn-out obligations that were not taxable for income tax purposes.

Income from Continuing Operations. Income from continuing operations was $51.1 million compared with $33.5 million in 2012. On a pro forma basis, which assumes the acquisitions of Apex Systems and CyberCoders occurred at the beginning of 2012, income from continuing operations increased by $5.9 million or 12.1 percent.

Discontinued Operations. Our former Physician Segment, our Nurse Travel and Allied Healthcare divisions, previously included in the Healthcare segment and our European retained search unit, previously included in the Life Sciences Europe Segment, have been presented as discontinued operations in our Consolidated Statements of Operations and Comprehensive Income for all periods presented. Income from discontinued operations, net of income taxes, was $2.5 million in 2013, compared with $9.2 million in 2012 and the gain on sale of the Nurse Travel and Allied Healthcare divisions was $30.8 million in 2013.

Net Income. Net income was $84.5 million, compared with $42.7 million in 2012. Net income in 2013 included a gain of $30.8 million from the sale of our Allied Healthcare and Nurse Travel divisions.

Liquidity and Capital Resources

Our working capital as of December 31, 2014 was $220.3 million and our cash and cash equivalents were $28.9 million, of which $8.8 million was held in foreign countries. Cash held in foreign countries is not available to fund domestic operations unless repatriated, which would require the accrual and payment of taxes. We do not intend to repatriate cash held in foreign countries. Our operating cash flows and borrowings under our credit facilities have been our primary source of liquidity and have been sufficient to fund our working capital and capital expenditure needs. Our working capital requirements consist primarily of the financing of accounts receivable, payroll expenses and debt service payments on our credit facilities. We believe that our working capital as of December 31, 2014, availability under our revolving credit facility and expected operating cash flows will be sufficient to meet our future debt obligations, working capital requirements and capital expenditures for the next 12 months.

Net cash provided by operating activities was $96.0 million in 2014 compared with $110.5 million in 2013. Net cash provided by operating activities in 2014 was comprised of net income of $77.2 million, non-cash items of $77.3 million, and an increase of $58.4 million due to the year-over-year change in net operating assets related to the growth of the business. Net cash provided by operating activities in 2013 was comprised of net income of $84.5 million, non-cash items of $33.1 million and an increase of $7.1 million due to the year-over-year change in net operating assets related to the growth of the business.

Net cash used in investing activities was $19.6 million in 2014, compared with $68.4 million in 2013. Net cash used in investing activities in 2014 consisted primarily of cash paid for capital expenditures for information technology projects, leasehold improvements and various property and equipment purchases of $19.7 million. We estimate that capital expenditures for 2015 will be approximately $19.0 million. Net cash used in investing activities in 2013 was comprised of cash paid for acquisitions of $110.7 million, capital expenditures for information technology projects, leasehold improvements and various property and equipment purchases of $16.5 million, partially offset by $59.9 million of cash proceeds from the sales of Allied Healthcare and Nurse Travel.

Net cash used in financing activities was $81.1 million in 2014 compared with $32.4 million provided by financing activities in 2013. Net cash used in financing activities in 2014 consisted primarily of $148.7 million in principal payments of long-term debt and $100.0 million used in stock repurchases, partially offset by proceeds of $164.0 million from new borrowings on the new credit facility. Net cash provided by financing activities in 2013 consisted primarily of proceeds of $429.5 million on the credit facility, and $456.3 million in principal payments of long-term debt.

Under terms of our credit facility, we are required to make quarterly payments of $4.6 million on the term A loan facility. We are also required to make mandatory prepayments from excess cash flow and with the proceeds of asset sales, debt issuances and specified other events. On January 30, 2015 we amended our credit facility to not require a mandatory prepayment from the sale of our Physician Segment (see "Note 5. Discontinued Operations" in Item 8). The maximum ratio of consolidated funded debt to consolidated EBITDA steps down from 3.50 to 1.00 as of December 31, 2014 to 3.25 to 1.00 as of June 30, 2015. As of December 31, 2014, the leverage ratio was 2.06 to 1.00. Additionally, the credit facility, which is secured by substantially all of our assets, provides for certain limitations on our ability to, among other things, incur additional debt, offer loans, and declare dividends. As of December 31, 2014, we had $45.8 million of borrowing available under our revolving credit facility.

Our Board of Directors approved a $100.0 million share repurchase program on July 21, 2014. The authorization was effective August 4, 2014. During 2014, we repurchased 3.4 million shares for $100.0 million, at an average per share price of $29.78. On January 16, 2015, our Board of Directors approved a new $100.0 million share repurchase. The authorization was effective February 23, 2015 and continues for two years thereafter.

We continue to make progress on enhancements to our front-office and back-office information systems. These enhancements include the consolidation of back-office systems across all corporate functions, as well as enhancements to and broader application of our front-office software across all lines of business.

Commitments and Contingencies

We lease space for our corporate and branch offices. Rent expense was $17.6 million in 2014, $15.4 million in 2013 and $11.4 million in 2012.

The following table sets forth, on an aggregate basis, excluding discontinued operations, at December 31, 2014, the amounts of specified contractual cash obligations required to be paid in the periods shown (in thousands):

Contractual Obligations	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt obligations [1]	$28,814	$28,467	$28,119	$187,627	$6,311	$182,679	$462,017
Operating lease obligations	15,012	12,809	9,871	8,015	5,796	8,516	60,019
Related party leases	1,066	1,190	1,169	1,302	1,282	6,659	12,668
Total	$44,892	$42,466	$39,159	$196,944	$13,389	$197,854	$534,704
 ____________
(1) Long term debt obligations include interest calculated based on the rates in effect at December 31, 2014.

For additional information about these contractual cash obligations, see "Note 6. Long-Term Debt" and "Note 8. Commitments and Contingencies" in Item 8.

We have large retention policies for our workers' compensation and medical malpractice exposures. In connection with this program, we pay a base premium plus actual losses incurred up to certain levels and are insured for losses greater than certain levels per occurrence and in the aggregate up to the limits of the policies. The workers' compensation and medical malpractice loss reserves liability is determined based on claims filed and claims incurred but not yet reported. We account for claims incurred but not yet reported based on estimates derived from historical claims experience and current trends of industry data. Changes in estimates, differences in estimates and actual payments for claims are recognized in the period that the estimates changed or payments were made. The workers' compensation and medical malpractice loss reserves were approximately $2.2 million and $2.7 million, net of anticipated insurance and indemnification recoveries of $13.4 million and $14.4 million, at December 31, 2014 and 2013, respectively. Additionally, we have unused stand-by letters of credit outstanding to secure obligations for workers’ compensation claims with various insurance carriers. The unused stand-by letters of credit at December 31, 2014 and 2013 were $3.2 million and $2.7 million, respectively.

As of December 31, 2014 and 2013, we have an income tax reserve in other long-term liabilities related to our uncertain tax positions of $0.9 million. Income tax reserves are not set forth in the table above. The Company is unable to make reasonably reliable estimates of the period of cash settlement since the statute of limitations might expire without examination by the respective tax authority.

We are involved in various other legal proceedings, claims and litigation arising in the ordinary course of business. However, based on the facts currently available, we do not believe that the disposition of matters that are pending or asserted will have a material effect on our consolidated financial statements.

We are subject to earn-out obligations entered into in connection with acquisitions. If the acquired businesses meet predetermined targets, we are obligated to make additional cash payments in accordance with the terms of such earn-out obligations. At December 31, 2014, the Company has potential future earn-out obligations of approximately $11.0 million through 2015.

Off-Balance Sheet Arrangements

As of December 31, 2014, the Company had no significant off-balance sheet arrangements other than operating leases and unused stand-by letters of credit outstanding.

Accounting Standards Updates

See "Note 2. Accounting Standards Update", in Item 8 for a discussion of new accounting pronouncements.

Critical Accounting Policies

Our accounting policies are described in "Note 1. Summary of Significant Accounting Policies" in Item 8 of this report. We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. We consider the following policies to be most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows.

Allowance for Doubtful Accounts and Billing Adjustments. We estimate an allowance for doubtful accounts, as well as an allowance for billing adjustments related to trade receivables, based on our analysis of historical collection and adjustment experience. We apply bad debt percentages based on experience to the outstanding accounts receivable balances at the end of the period, as well as analyze specific reserves as needed. Impaired receivables, or portions thereof, are charged off when deemed uncollectible. If we experience a significant change in collections or billing adjustment experience, our estimates of the recoverability of accounts receivable could change by a material amount.

Workers’ Compensation and Medical Malpractice Loss Reserves. We carry retention policies for our workers’ compensation and medical malpractice exposures. In connection with these programs, we pay a base premium plus actual losses incurred, not to exceed certain stop-loss limits. We are insured for losses above these limits, both per occurrence and in the aggregate. The workers' compensation and medical malpractice loss reserves are based upon an actuarial report obtained from a third party and determined based on claims filed and claims incurred but not reported. We account for claims incurred but not yet reported based on estimates derived from historical claims experience and current trends of industry data. Changes in estimates and differences in estimates and actual payments for claims are recognized in the period that the estimates changed or the payments were made.

Contingencies. We record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss can be reasonably estimated. Accounting for contingencies, such as legal settlements, workers’ compensation matters and medical malpractice insurance matters, requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss from a loss contingency is significantly different than the estimated loss, results of operations may be over or understated.

Income taxes. We account for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that a portion of the deferred tax asset will not be realized.

We make a comprehensive review of our uncertain tax positions regularly. In this regard, an uncertain tax position represents our expected treatment of a tax position taken in a filed return, or planned to be taken in a future tax return or claim that has not been reflected in measuring income tax expense for financial reporting purposes. In general, until these positions are sustained by the taxing authorities or statutes expire for the year that the position was taken, we do not recognize the tax benefits resulting from such positions and report the tax effects as a liability for uncertain tax positions in our consolidated balance sheets.

Goodwill and Identifiable Intangible Assets. Goodwill and intangible assets with indefinite lives (consist entirely of trademarks) are tested for impairment on an annual basis as of October 31, and for goodwill whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount and for indefinite lived intangibles, if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

In order to test the trademarks for impairment, we determine the fair value of the trademarks and compare such amount to their carrying value. We determine the fair value of the trademarks using a projected discounted cash flow analysis based on the relief-from-royalty approach. The principal factors used in the discounted cash flow analysis requiring judgment are projected net sales, discount rate, royalty rate and terminal value assumption. The royalty rate used in the analysis is based on transactions that have occurred in our industry. Intangible assets having finite lives are amortized over their useful lives and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Customer relations are amortized using an accelerated method. Contractor relations and non-compete agreements are amortized using the straight-line method. Based upon the annual trademark impairment tests in 2014, 2013 and 2012, there were no trademark impairment charges.

Goodwill is tested for impairment using a two-step process in which the first step compares the fair value of a reporting unit, which is generally an operating segment or one level below the operating segment level which is a business and for which discrete financial information is available and reviewed by segment management, to the reporting unit's carrying value. We determine the fair value of each reporting unit based upon a weighted average calculation using the fair value derived from a discounted cash flow analysis and a market approach analysis. Discounted cash flows are developed for each reporting unit based on assumptions including revenue growth expectations, gross margins, operating expense projections, working capital, capital expense requirements and tax rates. The multi-year financial forecasts for each reporting unit used in the cash flow models considered several key business drivers such as new product lines, historical performance and industry and economic trends, among other considerations. The market approach considers multiples of financial metrics, primarily EBITDA, based on trading multiples of a group of guideline public companies in the staffing industry, which multiples are then applied to the corresponding financial metrics of our reporting units to derive an indication of fair value. The similar transaction method considers multiples of financial metrics, primarily EBITDA, based on trading multiples of actual transactions that have occurred, which multiples are then applied to the corresponding financial metrics of our reporting units to derive an indication of fair value.

If after performing the first step of the goodwill impairment test, the fair value of the reporting unit does not exceed its carrying value, we perform a second step of the goodwill impairment test for that reporting unit. The second step measures the amount of goodwill impairment by comparing the implied fair value of the respective reporting unit goodwill with the carrying value of that goodwill. The implied fair value of goodwill is determined under the same approach utilized to estimate the amount of goodwill recognized in a business combination. This approach requires we allocate the fair value of the respective reporting unit as calculated in the first step of the goodwill impairment test to the reporting unit assets, including identifiable intangible assets, which typically includes trademarks, staffing databases and customer relationships, and reporting unit liabilities, based on the estimated fair values of such assets and liabilities, with any excess reporting unit fair value representing the implied fair value of goodwill for that reporting unit. The reporting unit goodwill impairment loss, if any, is measured as the amount by which the carrying value of goodwill exceeds the implied fair value of goodwill calculated in the second step of the goodwill impairment test.

The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, discount rate, and terminal value assumptions. The discount rate is determined using the weighted average cost of capital ("WACC"). The WACC takes into account the relative weights of each component of an average market participant's capital structure (equity and debt). It also considers our risk-free rate of return, equity market risk premium, beta and size premium adjustment. A range of discount rates are utilized across the reporting units based on the entity size of each reporting unit. The terminal value assumptions are applied subsequent to the tenth year of the discounted cash flow model. Based upon the annual goodwill impairment tests in 2014, 2013 and 2012, there were no goodwill impairment charges.

The discounted cash flows and the resulting fair value estimates of our reporting units are sensitive to changes in assumptions. An increase of more than six percent in the discount rate of a reporting unit could cause the fair value of certain significant reporting units to be below their carrying value. Changes in the timing of growth and the impact on our operations and costs may also affect the sensitivity of the projections including achieving future cost savings resulting from initiatives which contemplate further synergies from system and operational improvements in infrastructure and field support which were included in our forecasts. Ultimately, future changes in these assumptions may impact the estimated fair value of a reporting unit and cause the fair value of the reporting unit to be below its carrying value, which would require a step two analysis and may result in impairment of goodwill.

Due to the many variables inherent in the estimation of a reporting unit's fair value and the relative size of recorded goodwill, changes in assumptions may have a material effect on the results of our impairment analysis. Downward revisions of our forecasts or a decline of our stock price resulting in market capitalization significantly below book value could lead to an impairment of goodwill or intangible assets with indefinite lives in future periods.

Impairment or Disposal of Long-Lived Assets. We evaluate long-lived assets, other than goodwill and identifiable intangible assets with indefinite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future cash flows is less than the carrying amount of the asset, in which case a write-down is recorded to reduce the related asset to its estimated fair value. There was no impairment of long-lived assets as of December 31, 2014, 2013 or 2012.

Business Combinations. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. Accordingly, these can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. We adjust the preliminary purchase price allocation, as necessary, up to one year after the acquisition closing date if we obtain more information regarding asset valuations and liabilities assumed.

Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date. Acquisition related costs are recognized separately from the acquisition and are expensed as incurred.

Stock-Based Compensation. We record compensation expense for restricted stock awards and stock units based on the fair market value of the awards on the date of grant. Compensation expense for performance-based awards is measured based on the amount of shares ultimately expected to vest, estimated at each reporting date based on management’s expectations regarding the relevant performance criteria. We account for stock options granted and employee stock purchase plan shares based on an estimated fair market value using a Black-Scholes option valuation model. This methodology requires the use of subjective assumptions, including expected stock price volatility and the estimated life of each award. The fair value of equity-based compensation awards less the estimated forfeitures is amortized over the service period of the award.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of On Assignment, Inc.
Calabasas, California

We have audited the accompanying consolidated balance sheets of On Assignment, Inc. and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of On Assignment, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2015 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 2, 2015
(June 5, 2015 as to the changes made to reflect the discontinued operations as discussed in Note 5)

ON ASSIGNMENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$28,860	$35,024
Accounts receivable, net of allowance of $4,404 and $2,465, respectively	277,146	241,905
Prepaid expenses and income taxes	13,308	7,482
Deferred income tax assets	15,746	14,374
Workers’ compensation receivable	13,370	14,390
Other current assets	3,121	3,071
Current assets of discontinued operations (Note 5)	34,353	34,191
Total current assets	385,904	350,437
Property and equipment, net	44,311	36,048
Goodwill	512,060	514,426
Identifiable intangible assets, net	250,609	273,623
Other non-current assets	7,617	8,687
Non-current assets of discontinued operations (Note 5)	73,673	75,588
Total Assets	$1,274,174	$1,258,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$18,250	$10,000
Accounts payable	7,925	7,360
Accrued payroll and contract professional pay	82,563	72,246
Workers’ compensation loss reserves	15,564	17,123
Income taxes payable	340	13,120
Other current liabilities	20,729	26,460
Current liabilities of discontinued operations (Note 5)	20,195	21,986
Total current liabilities	165,566	168,295
Long-term debt	396,875	389,813
Deferred income tax liabilities	63,821	46,789
Other long-term liabilities	7,937	8,597
Long-term liabilities of discontinued operations (Note 5)	5,567	5,182
Total liabilities	639,766	618,676
Commitments and Contingencies (Note 8)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 51,386,693 and 53,926,525 issued and outstanding, respectively	514	539
Paid-in capital	483,902	493,279
Retained earnings	154,562	146,199
Accumulated other comprehensive income (loss)	(4,570)	116
Total stockholders’ equity	634,408	640,133
Total Liabilities and Stockholders’ Equity	$1,274,174	$1,258,809

See notes to consolidated financial statements.

ON ASSIGNMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenues	$1,724,741	$1,523,101	$1,031,935
Cost of services	1,167,306	1,068,226	710,681
Gross profit	557,435	454,875	321,254
Selling, general and administrative expenses	397,523	317,345	231,194
Amortization of intangible assets	22,130	20,943	17,047
Operating income	137,782	116,587	73,013
Interest expense, net	(12,730)	(13,931)	(12,595)
Write-off of loan costs	—	(14,958)	(813)
Income before income taxes	125,052	87,698	59,605
Provision for income taxes	51,557	36,558	26,142
Income from continuing operations	73,495	51,140	33,463
Gain on sale of discontinued operations, net of income taxes	—	30,840	—
Income from discontinued operations, net of income taxes	3,689	2,532	9,190
Net income	$77,184	$84,512	$42,653

Basic earnings per common share:
Continuing operations	$1.38	$0.96	$0.72
Discontinued operations	0.06	0.62	0.19
Net income	$1.44	$1.58	$0.91

Diluted earnings per common share:
Continuing operations	$1.35	$0.94	$0.70
Discontinued operations	0.07	0.61	0.19
Net income	$1.42	$1.55	$0.89

Number of shares and share equivalents used to calculate earnings per share:
Basic	53,437	53,481	46,739
Diluted	54,294	54,555	47,826

Reconciliation of net income to comprehensive income:
Net income	$77,184	$84,512	$42,653
Changes in fair value of derivative, net of tax	86	193	(21)
Foreign currency translation adjustment	(4,772)	1,128	854
Comprehensive income	$72,498	$85,833	$43,486

See notes to consolidated financial statements.

ON ASSIGNMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

	Common Stock		Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2011	37,012,250	$370	$229,377	$19,034	$(2,038)	$246,743
Exercise of stock options	968,206	10	7,031	—	—	7,041
Employee stock purchase plan	154,934	2	1,342	—	—	1,344
Stock-based compensation expense	—	—	9,558	—	—	9,558
Vesting of restricted stock units and restricted stock awards	520,652	5	(5,540)	—	—	(5,535)
Tax benefit from stock-based compensation	—	—	4,528	—	—	4,528
Acquisition of Apex Systems	14,304,528	143	225,415	—	—	225,558
Fair value adjustment of derivatives, net of income tax	—	—	—	—	(21)	(21)
Translation adjustments	—	—	—	—	854	854
Net income	—	—	—	42,653	—	42,653
Balance at December 31, 2012	52,960,570	530	471,711	61,687	(1,205)	532,723
Exercise of stock options	393,183	3	3,195	—	—	3,198
Employee stock purchase plan	203,200	2	3,854	—	—	3,856
Stock-based compensation expense	—	—	13,911	—	—	13,911
Vesting of restricted stock units and restricted stock awards	369,572	4	(4,697)	—	—	(4,693)
Tax benefit from stock-based compensation	—	—	5,305	—	—	5,305
Fair value adjustment of derivatives, net of income tax	—	—	—	—	193	193
Translation adjustments	—	—	—	—	1,128	1,128
Net income	—	—	—	84,512	—	84,512
Balance at December 31, 2013	53,926,525	539	493,279	146,199	116	640,133
Exercise of stock options	147,163	1	1,104	—	—	1,105
Employee stock purchase plan	207,805	2	5,251	—	—	5,253
Stock repurchase and retirement of shares	(3,359,604)	(33)	(31,194)	(68,821)	—	(100,048)
Stock-based compensation expense	—	—	17,246	—	—	17,246
Vesting of restricted stock units and restricted stock awards	464,804	5	(6,502)	—	—	(6,497)
Tax benefit from stock-based compensation	—	—	4,718	—	—	4,718
Fair value adjustment of derivatives, net of income tax	—	—	—	—	86	86
Translation adjustments	—	—	—	—	(4,772)	(4,772)
Net income	—	—	—	77,184	—	77,184
Balance at December 31, 2014	51,386,693	$514	$483,902	$154,562	$(4,570)	$634,408

See notes to consolidated financial statements.

ON ASSIGNMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities:
Net income	$77,184	$84,512	$42,653
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of discontinued operations, net of income taxes	—	(30,840)	—
Depreciation and amortization	38,296	29,882	24,702
Provision for doubtful accounts and billing adjustments	7,047	1,787	(166)
Provision for deferred income taxes	15,948	4,111	4,970
Stock-based compensation	16,199	14,411	9,706
Write-off of loan costs	—	14,958	813
Gross excess tax benefits from stock-based compensation	(4,943)	(5,308)	(4,638)
Workers’ compensation and medical malpractice provision	3,321	5,956	3,594
Other	1,408	(1,853)	785
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(45,361)	(20,155)	(18,604)
Prepaid expenses and income taxes	(8,304)	6,628	2,166
Income taxes payable	(8,023)	(5,759)	196
Accounts payable	(1,693)	(1,580)	1,987
Accrued payroll and contract professional pay	11,275	17,554	(28,053)
Workers' compensation and medical malpractice loss reserve	(2,192)	(2,348)	(2,049)
Deferred compensation	(20)	(9,980)	312
Other	(4,120)	8,548	2,323
Net cash provided by operating activities	96,022	110,524	40,697
Cash Flows from Investing Activities:
Cash paid for property and equipment	(19,729)	(16,531)	(14,354)
Cash paid for acquisitions, net of cash acquired	—	(110,700)	(347,743)
Cash received from sale of discontinued operations, net	—	59,899	—
Other	169	(1,023)	(869)
Net cash used in investing activities	(19,560)	(68,355)	(362,966)
Cash Flows from Financing Activities:
Principal payments of long-term debt	(148,688)	(456,275)	(173,163)
Proceeds from long-term debt	164,000	429,500	513,000
Proceeds from option exercises and employee stock purchase plan	6,358	7,054	8,384
Payment of employment taxes related to release of restricted stock awards	(6,498)	(7,600)	(2,627)
Gross excess tax benefits from stock-based compensation	4,943	5,308	4,638
Repurchase of common stock	(100,049)	—	—
Debt issuance or amendment costs	(467)	(6,938)	(17,113)
Payments of accrued earn-outs	(691)	(3,425)	(1,198)
Other	—	(14)	(43)
Net cash provided by (used in) financing activities	(81,092)	(32,390)	331,878
Effect of exchange rate changes on cash and cash equivalents	(1,006)	92	131
Net Increase (Decrease) in Cash and Cash Equivalents	(5,636)	9,871	9,740
Cash and Cash Equivalents at Beginning of Year (1)	37,350	27,479	17,739
Cash and Cash Equivalents at End of Year (1)	$31,714	$37,350	$27,479
______
(1) Cash and cash equivalents at December 31, 2014, 2013, 2012 and 2011 include $2.9 million, $2.3 million, $2.6 million and $4.3 million, respectively, from the Physician Segment (see "Note 5. Discontinued Operations").

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Income taxes	$56,320	$32,350	$33,915
Interest	$11,559	$15,158	$14,722
Non-Cash Investing and Financing Activities:
Equity consideration for acquisition	$—	$—	$225,558
Payable for employment taxes withheld related to release of restricted stock awards	$—	$—	$2,907
Acquisition of property and equipment through accounts payable	$2,932	$594	$369
Acquisition accounting	$—	$—	$(1,805)

See notes to consolidated financial statements.

ON ASSIGNMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Revenues from contract assignments, net of sales adjustments and discounts, are recognized when earned, based on hours worked by the Company’s contract professionals on a weekly basis. Conversion and direct hire fees are recognized when employment candidates begin permanent employment. The Company records a sales allowance against consolidated revenues, which is an estimate based on historical billing adjustment experience. The sales allowance is recorded as a reduction to revenues and an increase to the allowance for billing adjustments. The billing adjustment reserve includes an allowance for fallouts. Fallouts are direct hire and conversion fees that do not complete the contingency period, which is typically 90 days or less. The Company includes reimbursed expenses, in revenues and the associated amounts of reimbursable expenses in cost of services.

The Company records revenues on a gross basis as a principal or on a net basis as an agent depending on the arrangement. The key indicators as to whether it acts as a principal or an agent are whether the Company (i) has the direct contractual relationships with its customers, (ii) bears the risks and rewards of the transactions, and (iii) has the discretion to select the contract professionals and establish their price.

Income Taxes. Income taxes are accounted for using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that a portion of the deferred tax asset will not be realized.

The Company makes a comprehensive review of its uncertain tax positions regularly. An uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed return, or planned to be taken in a future tax return or claim that has not been reflected in measuring income tax expense for financial reporting purposes. In general, until these positions are sustained by the taxing authorities or statutes expire for the year that the position was taken, the Company does not recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions.

Foreign Currency Translation. The functional currency of the Company’s foreign operations is their local currency, and as such, their assets and liabilities are translated into U.S. dollars at the rate of exchange in effect on the balance sheet date. Revenue and expenses are translated at the average rates of exchange prevailing during each monthly period. The related translation adjustments are recorded as cumulative foreign currency translation adjustments in accumulated other comprehensive income as a separate component of stockholders’ equity. Gains and losses resulting from foreign currency transactions, which are not material, are included in Selling, general and administrative (SG&A) expenses in the Consolidated Statements of Operations and Comprehensive Income.

Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less on the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts and Billing Adjustments. The Company estimates an allowance for doubtful accounts and an allowance for billing adjustments related to trade receivables based on an analysis of historical collection and billing adjustment experience. The Company applies bad debt percentages based on experience to the outstanding accounts receivable balances at the end of the period. The Company also analyzes specific reserves as needed. Receivables, or portions thereof, are written-off when deemed uncollectible.

Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of the life of the related asset or the remaining term of the lease. Costs associated with customized internal-use software systems that have reached the application development stage and meet recoverability tests are capitalized. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the application development.

Goodwill and Identifiable Intangible Assets. Goodwill and intangible assets with indefinite lives (consist entirely of trademarks) are tested for impairment on an annual basis as of October 31, and for goodwill whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount and for indefinite lived intangibles, if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

In order to test the trademarks for impairment, the Company determines the fair value of the trademarks and compares such amount to its carrying value. The fair value of the trademarks is determined using a projected discounted cash flow analysis based on the relief-from-royalty approach. The principal factors used in the discounted cash flow analysis requiring judgment are projected net sales, discount rate, royalty rate and terminal value assumption. The royalty rate used in the analysis is based on transactions that have occurred in our industry. Intangible assets having finite lives are amortized over their useful lives and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Customer relations are amortized using an accelerated method. Contractor relations and non-compete agreements are amortized using the straight-line method. Based upon the annual trademark impairment tests in 2014, 2013 and 2012, there were no trademark impairment charges.

Goodwill is tested for impairment using a two-step process in which the first step compares the fair value of a reporting unit, which is generally an operating segment or one level below the operating segment level, which is a business and for which discrete financial information is available and reviewed by segment management, to the reporting unit's carrying value. The second step measures the amount of impairment by comparing the implied fair value of the respective reporting unit's goodwill with the carrying value of that goodwill. The goodwill impairment loss is measured by the amount the carrying value of goodwill exceeds the implied fair value of goodwill. Based upon the annual goodwill impairment tests in 2014, 2013 and 2012, there were no goodwill impairment charges.

Impairment or Disposal of Long-Lived Assets. The Company evaluates long-lived assets, other than goodwill and identifiable intangible assets with indefinite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future cash flows is less than the carrying amount of the asset, in which case a write-down is recorded to reduce the related asset to its estimated fair value. There were no impairments of long-lived assets in 2014, 2013 and 2012.

Workers’ Compensation and Medical Malpractice Loss Reserves. The Company carries retention policies for its workers’ compensation liability and medical malpractice liability exposures. In connection with these programs, the Company pays a base premium plus actual losses incurred, not to exceed certain stop-loss limits. The Company is insured for losses above these limits, both per occurrence and in the aggregate. The workers' compensation and medical malpractice loss reserves are based upon an actuarial report obtained from a third party and determined based on claims filed and claims incurred but not reported. The Company accounts for claims incurred but not yet reported based on estimates derived from historical claims experience and current trends of industry data. Changes in estimates and differences in estimates and actual payments for claims are recognized in the period that the estimates changed or the payments were made.

Contingencies. The Company records an estimated loss from a loss contingency when information available prior to issuance of its financial statements indicates it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss can be reasonably estimated. Accounting for contingencies, such as legal settlements, workers’ compensation matters and medical malpractice insurance matters, requires the Company to use judgment.

 Business Combinations. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. Accordingly, these can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. The Company adjusts the preliminary purchase price allocation, as necessary, up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed.

Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date. Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

Stock-Based Compensation. The Company records compensation expense for restricted stock awards and restricted stock units based on the fair market value of the awards on the date of grant. Compensation expense for performance-based awards is measured based on the amount of shares ultimately expected to vest, estimated at each reporting date based on management’s expectations regarding the relevant performance criteria. The Company accounts for stock options granted and employee stock purchase plan shares based on an estimated fair market value using a Black-Scholes option valuation model. This methodology requires the use of subjective assumptions including expected stock price volatility and the estimated life of each award. The fair value of equity-based compensation awards less the estimated forfeitures is amortized over the vesting period of the award.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to credit risks consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and cash equivalents in low risk investments with quality credit institutions and limits the amount of credit exposure with any single institution above FDIC insured limits. Concentration of credit risk with respect to accounts receivable is limited because of the large number of geographically dispersed customers, thus spreading the trade credit risk. The Company performs ongoing credit evaluations to identify risks and maintains an allowance to address these risks.

Advertising Costs. Advertising costs, which are expensed as incurred, were $4.8 million in 2014, $4.0 million in 2013, and $3.3 million in 2012, and are included in selling, general and administrative ("SG&A") expenses.

Reclassifications. Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. These changes consisted of reclassifications to separate certain line items in the accompanying Consolidated Statements of Cash Flows.

2. Accounting Standards Update

In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"). ASU 2014-08 amends the definition of a discontinued operation and requires entities to provide additional disclosures for both discontinued operations and disposal transactions that do not meet the discontinued-operations criteria. It is effective for annual periods beginning on or after December 15, 2014. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). ASU 2014-09 improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, and requires entities to provide additional disclosures. It is effective for annual reporting periods beginning after December 15, 2016. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-12, Compensation-Stock Compensation (Topic 718) Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting, and which could be achieved after the requisite service period, be treated as a performance condition. It is effective for annual reporting periods beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.
In January 2015, the FASB issued ASU No. 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU No. 2015-01”). ASU No. 2015-01 eliminates from GAAP the concept of extraordinary items to simplify income statement presentation. Under the guidance an entity will no longer be able to segregate an extraordinary item from the results of operations, separately present an extraordinary item on the income statement, or disclose income taxes or earnings-per-share data applicable to an extraordinary item. The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Company will adopt the guidance effective January 1, 2016. The Company does not expect the adoption of ASU No. 2015-01 to have a material effect on its consolidated financial statements.

3. Property and Equipment

Property and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Furniture, fixtures and equipment	$10,957	$7,486
Computers and related equipment	21,741	11,358
Computer software	41,416	35,943
Leasehold improvements	5,637	4,711
Work-in-progress	11,943	14,466
	91,694	73,964
Less -- accumulated depreciation	(47,383)	(37,916)
	$44,311	$36,048

Depreciation expense related to property and equipment was $12.3 million in 2014, $7.2 million in 2013 and $5.7 million in 2012, and is included in SG&A expenses.

The Company has capitalized costs related to its various technology initiatives. At December 31, 2014 and 2013, the net book value of the property and equipment related to software development was $14.0 million and $13.4 million, respectively, which included work-in-progress of $9.0 million and $10.0 million, respectively.

4. Acquisitions

On December 5, 2013, the Company acquired all of the outstanding shares of CyberCoders Holdings, Inc. ("CyberCoders"), a provider of permanent placement services headquartered in Irvine, California. The primary reason for the acquisition was to expand the Company's permanent placement services. The purchase price was $96.6 million, comprised of $93.6 million in cash paid at closing and estimated future contingent consideration of $3.0 million, which is based on estimated financial performance of CyberCoders through 2015 (the maximum contingent consideration opportunity is $11.0 million). Acquisition costs of approximately $1.5 million were expensed in

2013. Goodwill deductible for tax purposes is $10.3 million for this transaction. The results of operations for the acquisition have been combined with those of the Company from the acquisition date.

On May 15, 2012, the Company acquired all of the outstanding shares of Apex Systems, Inc. ("Apex Systems"), a privately-owned provider of information technology staffing headquartered in Richmond, Virginia. The primary reason for the acquisition was to expand the Company's information technology staffing services. The purchase price totaled approximately $610.8 million, comprised of $385.0 million paid in cash at closing, $0.3 million paid in the third quarter of 2012 related to the net working capital adjustments, and 14.3 million shares of common stock of the Company issued to the holders of shares of common stock and options to purchase common stock of Apex Systems immediately prior to the effective time of the merger. Acquisition costs related to this transaction totaled approximately $9.8 million and were expensed in 2012. Goodwill and the identifiable intangible assets are deductible for tax purposes. The results of operations of Apex Systems have been combined with those of the Company since the acquisition date.

Assets and liabilities of the acquired companies were recorded at their estimated fair values at the dates of acquisition. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired has been allocated to goodwill. The fair value assigned to identifiable intangible assets was determined primarily by using a discounted cash flow method.

The Company's allocation of the purchase price for these acquisitions has been finalized. Changes in the purchase price allocation for CyberCoders from the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2013 were primarily a $2.1 million reduction in estimated contingent consideration, a decrease in the value assigned to goodwill, an increase in the value assigned to identifiable intangible assets, and an increase in current and other liabilities. Measurement period adjustments resulting from the finalization of the purchase price allocation have been recorded retrospectively to the acquisition date.

The following tables summarize (in thousands) the purchase price allocations for the acquisitions of Apex Systems and CyberCoders:

	2013 Acquisition	2012 Acquisition
	CyberCoders	Apex Systems
Current assets	$11,329	$172,042
Property and equipment	3,327	902
Goodwill	69,018	264,590
Identifiable intangible assets	37,860	251,555
Other	915	494
Total assets acquired	$122,449	$689,583

Current liabilities	$9,022	$77,905
Other	16,839	850
Total liabilities assumed	25,861	78,755
Total purchase price	$96,588	$610,828

The following table summarizes (in thousands) the allocation of the purchase price among the identifiable intangible assets for the acquisitions of CyberCoders and Apex Systems:

		Identifiable Intangible Asset Value
		2013 Acquisition	2012 Acquisition
	Useful life	CyberCoders	Apex Systems
Contractor relationships	2 - 5 years	$4,000	$10,589
Customer relationships	2 - 10 years	860	92,147
Non-compete agreements	3 - 7 years	800	2,076
In-use software	6 years	18,900	—
Trademark subject to amortization	2 years	—	—
Trademarks	indefinite	13,300	146,743
Total identifiable intangible assets acquired		$37,860	$251,555

The summary below (in thousands, except for per share data) presents pro forma unaudited consolidated results of operations for 2013 and 2012 as if the acquisition of Apex Systems occurred on January 1, 2011, and the acquisition of CyberCoders occurred on January 1, 2012. The pro forma financial information gives effect to certain adjustments, including: amortization of intangible assets, interest expense on acquisition-related debt, provision for income taxes, changes in the management fees, and increased number of common shares as a result of the acquisition. Acquisition-related costs are assumed to have occurred at the beginning of the year prior to acquisition. The pro forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisitions had been consummated as of the date indicated, nor are they necessarily indicative of future operating results.

	Year Ended December 31,
	2013	2012
	(unaudited)
Revenues	$1,582,699	$1,363,225
Income from continuing operations	$54,947	$49,022
Net income	$88,319	$58,213

Basic earnings per share:
Income from continuing operations	$1.03	$0.94
Net income	$1.65	$1.12

Diluted earnings per share:
Income from continuing operations	$1.01	$0.92
Net income	$1.62	$1.09

Weighted average number of shares outstanding	53,481	52,103
Weighted average number of shares and dilutive shares outstanding	54,555	53,190

On December 2, 2013, the Company acquired all of the outstanding partnership interests of Whitaker Medical, LLC ("Whitaker"), a provider of physician staffing services headquartered in Houston, Texas that was included in the Physician Segment, which was sold in February 2015 and its operating results are included in discontinued operations, see "Note 5. Discontinued Operations" for further information.

5. Discontinued Operations
On February 12, 2013, the Company completed the sale of the Nurse Travel division for $33.7 million in cash and recognized a gain of $14.4 million, net of income taxes of $9.1 million. The Nurse Travel division, previously included in the Healthcare segment, has been presented as discontinued operations in our Consolidated Statements of Operations and Comprehensive Income for all periods presented.
On December 2, 2013, the Company completed the sale of its Allied Healthcare division for $28.7 million in cash and recognized a gain of $16.4 million, net of income taxes of $10.4 million. The Allied Healthcare division, previously included in the Healthcare segment, has been presented as discontinued operations in our Consolidated Statements of Operations and Comprehensive Income for all periods presented.

As of December 31, 2014, the Company closed its European retained search unit. Results for this European retained search unit, previously included in the Life Sciences Europe Segment, have been presented as discontinued operations in our Consolidated Statements of Operations and Comprehensive Income for all periods presented.
On February 1, 2015 the Company completed the sale of its Physician Segment for $123.0 million, of which $6.0 million was placed in escrow for a period of 12 months. The gain on the sale was $25.7 million (net of income taxes of $14.4 million). The operating results of this segment are presented as discontinued operations in the consolidated statements of operations and comprehensive income for all periods presented. The consolidated balance sheets at December 31, 2014 and 2013 separately state the assets and liabilities of the Physician Segment as discontinued operations.

The following table is a reconciliation of the major classes of assets and liabilities of the Physician Segment that are presented separately in the consolidated balance sheets at December 31, 2014 and December 31, 2013, to the previously reported balances:

	December 31, 2014
	As Previously Reported	Physician Segment	As Adjusted
Cash and cash equivalents	$31,714	$(2,854)	$28,860
Accounts receivable, net	298,761	(21,615)	277,146
Prepaid expenses and income taxes	14,513	(1,205)	13,308
Deferred income tax assets	19,067	(3,321)	15,746
Workers' compensation and medical malpractice receivable	18,728	(5,358)	13,370
Other current assets	3,121	—	3,121
Current assets of discontinued operations	—	34,353	34,353
Total current assets	385,904	—	385,904

Property and equipment, net	46,819	(2,508)	44,311
Goodwill	570,697	(58,637)	512,060
Identifiable intangible assets, net	262,569	(11,960)	250,609
Other non-current assets	8,185	(568)	7,617
Non-current assets of discontinued operations	—	73,673	73,673
Total assets	$1,274,174	$—	$1,274,174

Current portion of long-term debt	$18,250	$—	$18,250
Accounts payable	8,876	(951)	7,925
Accrued payroll and contract professional pay	87,189	(4,626)	82,563
Workers’ compensation and medical malpractice loss reserves	29,135	(13,571)	15,564
Income taxes payable	340	—	340
Other current liabilities	21,776	(1,047)	20,729
Current liabilities of discontinued operations	—	20,195	20,195
Total current liabilities	165,566	—	165,566

Long-term debt	396,875	—	396,875
Deferred income tax liabilities	67,909	(4,088)	63,821
Other long-term liabilities	9,416	(1,479)	7,937
Long-term liabilities of discontinued operations	—	5,567	5,567
Total liabilities	$639,766	$—	$639,766

	December 31, 2013
	As Previously Reported	Physician Segment	As Adjusted
Cash and cash equivalents	$37,350	$(2,326)	$35,024
Accounts receivable, net	262,200	(20,295)	241,905
Prepaid expenses and income taxes	8,686	(1,204)	7,482
Deferred income tax assets	17,530	(3,156)	14,374
Workers' compensation and medical malpractice receivable	21,200	(6,810)	14,390
Other current assets	3,471	(400)	3,071
Current assets of discontinued operations	—	34,191	34,191
Total current assets	350,437	—	350,437

Property and equipment, net	38,128	(2,080)	36,048
Goodwill	573,063	(58,637)	514,426
Identifiable intangible assets, net	287,855	(14,232)	273,623
Other non-current assets	9,326	(639)	8,687
Non-current assets of discontinued operations	—	75,588	75,588
Total assets	$1,258,809	$—	$1,258,809

Current portion of long-term debt	$10,000	$—	$10,000
Accounts payable	8,370	(1,010)	7,360
Accrued payroll and contract professional pay	76,567	(4,321)	72,246
Workers’ compensation and medical malpractice loss reserves	32,751	(15,628)	17,123
Income taxes payable	13,120	—	13,120
Other current liabilities	27,487	(1,027)	26,460
Current liabilities of discontinued operations	—	21,986	21,986
Total current liabilities	168,295	—	168,295

Long-term debt	389,813	—	389,813
Deferred income tax liabilities	50,606	(3,817)	46,789
Other long-term liabilities	9,962	(1,365)	8,597
Long-term liabilities of discontinued operations	—	5,182	5,182
Total liabilities	$618,676	$—	$618,676

Cash flows from discontinued operations are included in the consolidated statements of cash flows for the years ended December 31, 2014, 2013 and 2012. The cash flows that are attributable to the Physician Segment are as follows:

	Year Ended
	December 31,
	2014	2013	2012
Net cash provided by (used in) operating activities	$836	$(108)	$123
Net cash used in investing activities	$(308)	$(183)	$(574)

The following is a summary of the operating results of all of the Company's discontinued operations (in thousands):

	Year Ended
	December 31,
	2014	2013	2012
Revenues	$137,166	$153,465	$207,770
Cost of services	94,848	106,728	144,701
Gross profit	42,318	46,737	63,069
Selling, general and administrative expenses	33,078	38,991	42,334
Amortization of intangible assets	2,721	808	969
Operating income	6,519	6,938	19,766
Interest expense, net	—	(2,456)	(4,415)
Income before income taxes	6,519	4,482	15,351
Provision for income taxes	2,830	1,950	6,161
Income from discontinued operations	$3,689	$2,532	$9,190

6. Long-Term Debt

At December 31, 2014 and 2013, long-term debt consisted of the following (in thousands):

	2014	2013
Senior Secured Debt:
$125 million revolving credit facility, due May 2018	$76,000	$44,500
Term A loan facility, due May 2018	158,813	92,500
Term B loan facility, due May 2020	180,312	262,813
	$415,125	$399,813

On May 16, 2013, the Company entered into a new $500.0 million credit facility and repaid all borrowings under the previous facility. This new facility initially consisted of (i) a $100.0 million, five-year term A loan facility, (ii) a $275.0 million seven-year term B loan facility and (iii) a $125.0 million, five-year revolving loan facility. On February 28, 2014, the Company increased the term A loan facility by $82.5 million and repaid $82.5 million on the term B loan facility. Under terms of the credit facility, the Company has the ability to increase the loan facilities for up to $100.0 million under certain specified conditions. During 2013, the Company expensed unamortized capitalized loan costs of $15.0 million related to the old borrowing facility.

Borrowings under the term A loan facility and revolving loan facility bear interest at the Company's option, either the Eurodollar rate (LIBOR) or the base rate, plus 1.75% to 2.50%. Borrowings under the term B loan facility bear interest at the LIBOR rate, with a floor of 1.0%, plus 2.50%. The commitment fee on the undrawn portion available under the revolving loan facility ranges from 0.25% to 0.40% .

At December 31, 2014, borrowings on the term A loan bore interest at 1.9%, borrowings on the term B loan bore interest at 3.5%, and the revolving loan facility bore interest of 0.17% base rate plus 2.0%. The weighted average interest rate at December 31, 2014 was 2.6%.

During each of the next five years and thereafter, the Company will be required to make payments as follows (in thousands):

2015	$18,250
2016	18,250
2017	18,250
2018	180,063
2019	—
Thereafter	180,312
Total	$415,125

The Company is required to make mandatory prepayments of loans under the new facility, subject to specified exceptions, from excess cash flow and with the proceeds of asset sales, debt issuances and specified other events.
The Company's obligations under the credit facility are guaranteed by substantially all of its direct and indirect domestic subsidiaries and secured by a lien on substantially all of the Company's tangible and intangible property and by a pledge of (i) all of the equity interests in its direct and indirect domestic subsidiaries and (ii) 65% of the equity interests in its first-tier foreign subsidiaries.
The credit facility includes various restrictive covenants, including, the maximum ratio of consolidated funded debt to consolidated EBITDA (3.50:1.00 as of December 31, 2014, which steps down to 3.25:1.00 by June 30, 2015). There are also limits on the Company's and its subsidiaries' ability to incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales, declare dividends or redeem or repurchase capital stock, alter the business conducted by the Company and its subsidiaries, transact with affiliates, prepay, redeem or purchase subordinated debt and amend or otherwise alter debt agreements. On January 30, 2015 the Company amended its credit facility to not require a mandatory prepayment from the sale of our Physician Segment (see "Note 5. Discontinued Operations" for further information).

At December 31, 2014, the Company had $45.8 million of borrowing available under the revolving loan facility and was in compliance with all of its debt covenants.

7. Goodwill and Other Identifiable Intangible Assets

During the quarter ended March 31, 2014, the Company underwent a realignment resulting in a change in the Company's reportable segments. The goodwill related to the former Life Sciences segment has been allocated to the respective segments below based upon the relative fair value of each component of the former Life Sciences segment. All prior periods have been retrospectively restated to conform to the current presentation (see "Note 14. Business Segments" for further information). The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	Apex	Oxford	Life Sciences Europe	Total
Balance as of December 31, 2012
Gross goodwill	$289,712	$150,619	$3,753	$444,084
Accumulated impairment	—	—	—	—
	289,712	150,619	3,753	444,084
CyberCoders Acquisition (see Note 4)	—	69,018	—	69,018
Transfers	—	513	—	513
Translation adjustment	—	—	811	811
Balance as of December 31, 2013
Gross goodwill	289,712	220,150	4,564	514,426
Accumulated impairment	—	—	—	—
	289,712	220,150	4,564	514,426
Translation adjustment	(1,761)	(120)	(485)	(2,366)
Balance as of December 31, 2014
Gross goodwill	287,951	220,030	4,079	512,060
Accumulated impairment	—	—	—	—
	$287,951	$220,030	$4,079	$512,060

As of December 31, 2014 and 2013, the Company had the following acquired intangible assets (in thousands):

		2014			2013
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Subject to amortization:
Customer relations	3 months – 10 years	$101,141	$53,434	$47,707	$101,697	$38,930	$62,767
Contractor relations	2 - 7 years	39,332	32,021	7,311	39,384	28,321	11,063
Non-compete agreements	2 - 7 years	3,654	1,922	1,732	3,743	1,362	2,381
In-use software	6 years	18,900	3,366	15,534	18,900	263	18,637
		163,027	90,743	72,284	163,724	68,876	94,848
Not subject to amortization:
Trademarks		178,325	—	178,325	178,775	—	178,775
Total		$341,352	$90,743	$250,609	$342,499	$68,876	$273,623

Amortization expense for intangible assets with finite lives was $22.1 million in 2014, $20.9 million in 2013 and $17.0 million in 2012. Estimated amortization for each of the next five fiscal years and thereafter are as follows (in thousands):

2015	$19,381
2016	16,366
2017	12,078
2018	9,669
2019	7,972
Thereafter	6,818
$72,284

8. Commitments and Contingencies

The Company leases its facilities and certain office equipment under operating leases, which expire at various dates through 2023. Certain leases contain rent escalations and/or renewal options. Rent expense for all significant leases is recognized on a straight-line basis. The balance of the deferred rent liability reflected in other current liabilities in the accompanying Consolidated Balance Sheets was $0.3 million and $0.4 million at December 31, 2014 and 2013, respectively and the balance reflected in other long-term liabilities was $4.0 million and $3.4 million, at December 31, 2014 and 2013 respectively.

The following is a summary of specified contractual cash obligation payments by the Company, excluding discontinued operations, as of December 31, 2014 (in thousands):

	Operating Leases	Related Party Leases	Total
2015	$15,012	$1,066	$16,078
2016	12,809	1,190	13,999
2017	9,871	1,169	11,040
2018	8,015	1,302	9,317
2019	5,796	1,282	7,078
Thereafter	8,516	6,659	15,175
Total	$60,019	$12,668	$72,687

Rent expense totaled $17.6 million for 2014, $15.4 million for 2013, and $11.4 million for 2012, and is included in SG&A expenses.

As discussed in "Note 1. Summary of Significant Accounting Policies", the Company carries large retention policies for its workers’ compensation liability and its medical malpractice exposures. The workers' compensation and medical malpractice loss reserves are based upon an actuarial report obtained from a third party and determined based on claims filed and claims incurred but not reported. The Company accounts for claims incurred but not yet reported based on estimates derived from historical claims experience and current trends of industry data. Changes in estimates, differences in estimates, and actual payments for claims, are recognized in the period that the estimates changed or the payments were made. The workers' compensation and medical malpractice loss reserves were approximately $2.2 million and $2.7 million, net of anticipated insurance and indemnification recoveries of $13.4 million and $14.4 million, at December 31, 2014 and 2013, respectively. Additionally, the Company has unused stand-by letters of credit outstanding to secure obligations for workers’

compensation claims with various insurance carriers. The unused stand-by letters of credit at December 31, 2014 and December 31, 2013 were $3.2 million and $2.7 million, respectively.

The Company is subject to contingent consideration agreements entered into in connection with certain of its acquisitions. If the acquired businesses meet predetermined targets, the Company is obligated to make additional cash payments in accordance with the terms of such contingent consideration agreements. As of December 31, 2014, the Company has potential future contingent consideration of $11.0 million through 2015.

The Company has entered into various non-cancelable operating leases, primarily related to its facilities and certain office equipment used in the ordinary course of business. As a result of the Apex Systems acquisition, the Company leases two properties owned by related parties.

At December 31, 2014 and 2013, the Company has an income tax reserve in other long-term liabilities related to uncertain tax positions of $0.9 million. Income tax reserves are not set forth in the table above. The Company is unable to make reasonably reliable estimates of the period of cash settlement since the statute of limitations might expire without examination by the respective tax authority.

Certain employees participate in the Company’s Change in Control Severance Plan, or have separate agreements that provide for certain benefits in the event of termination following a change in control, as defined by the plan or agreement. Generally, these benefits are based on the employee’s length of service and position with the Company and include, severance, continuation of health insurance and in certain cases acceleration of vesting of option or stock awards.

Legal Proceedings

The Company is involved in various legal proceedings, claims and litigation arising in the ordinary course of business. Based on the facts currently available, the Company does not believe that the disposition of matters that are pending or asserted will have a material effect on its consolidated financial statements.

9. Income Taxes

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$28,581	$26,284	$15,201
State	5,060	4,910	2,436
Foreign	2,181	1,204	2,726
	35,822	32,398	20,363
Deferred:
Federal & State	15,991	4,244	6,358
Foreign	(256)	(84)	(579)
	15,735	4,160	5,779
	$51,557	$36,558	$26,142

Income from continuing operations before income taxes consists of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
United States	$122,496	$82,970	$56,450
Foreign	2,556	4,728	3,155
	$125,052	$87,698	$59,605

The components of deferred tax assets (liabilities) are as follows (in thousands):

	December 31, 2014	December 31, 2013
Deferred income tax assets (liabilities):
Current:
Allowance for doubtful accounts	$2,027	$1,716
Employee related accruals	7,240	6,442
State taxes	473	555
Workers’ compensation and medical malpractice loss reserves	4,068	4,767
Other	5,259	4,050
	19,067	17,530
Non-current:
Intangibles	(59,226)	(49,763)
Depreciation expense	(13,405)	(6,574)
Stock-based compensation	3,022	3,761
Net operating loss carryforwards	1,260	1,612
Other	1,554	1,869
	(66,795)	(49,095)
Valuation allowance	(1,114)	(1,511)
Total non-current	(67,909)	(50,606)
Total net deferred income tax liability	$(48,842)	$(33,076)

The table above includes current deferred income tax assets of $3.3 million and $3.2 million for the Physician Segment as of December 31, 2014 and 2013, respectively, and non-current deferred income tax liabilities of $4.1 million and $3.8 million for the Physician Segment as of December 31, 2014 and 2013, respectively (see “Note 5. Discontinued Operations”).

The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 35.0 percent to income before income taxes and the income tax provision is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Income tax provision at the statutory rate	$43,768	$30,694	$20,862
State income taxes, net of federal benefit	4,674	3,807	2,357
Disallowed meals and entertainment expenses	1,608	1,592	1,681
Other	1,507	465	1,242
	$51,557	$36,558	$26,142

As of December 31, 2014, the Company had no federal net operating losses, state net operating losses of approximately $3.1 million and foreign net operating losses of approximately $6.3 million. The state net operating losses can be carried forward up to 20 years and begin expiring in 2015. The foreign net operating losses in the United Kingdom and Spain can be carried forward indefinitely. The Company has recorded a valuation allowance of approximately $1.0 million and $1.4 million at December 31, 2014 and December 31, 2013, respectively, related to net operating loss carryforwards.

Basis differences in investments in foreign subsidiaries primarily related to undistributed earnings amounted to approximately $15.5 million at December 31, 2014. Those earnings are considered to be indefinitely reinvested; accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable due to the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

The Company had gross deferred tax assets of $24.1 million and $23.9 million, and gross deferred tax liabilities of $71.4 million and $54.3 million, at December 31, 2014 and 2013, respectively. Management has determined the gross deferred tax assets are realizable, with the exception of foreign net operating losses discussed above.

At December 31, 2014, 2013 and 2012, there were $0.8 million, $0.9 million and $0.3 million, respectively, of unrecognized tax benefits that if recognized would affect the annual effective tax rate. The gross unrecognized tax benefit is carried in other long-term liabilities. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The amount of interest and penalties recognized in the financial statements is not significant.

The following is a reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2014	2013	2012
Unrecognized Tax Benefit beginning of year	$979	$376	$251
Gross increases - tax positions in prior year	126	1,240	159
Gross decreases - tax positions in prior year	—	(177)	(34)
Lapse of the statute of limitations	(131)	—	—
Discontinued Operations	(126)	(460)	—
Unrecognized Tax Benefit end of year	$848	$979	$376

The Company believes that there will be no significant increases or decreases to unrecognized tax benefits within the next 12 months. The Company is subject to taxation in the United States and various states and foreign jurisdictions. For U.S. federal income tax, the Company remains subject to examination for 2011 and subsequent years. For major U.S. states, with few exceptions, the Company remains subject to examination for 2010 and subsequent years. Generally, for the foreign countries, the Company remains subject to examination for 2010 and subsequent years.

10. Earnings per Share

Basic earnings per share are computed based upon the weighted average number of shares outstanding and diluted earnings per share are computed based upon the weighted average number of shares and dilutive share equivalents (consisting of incentive stock options, non-

qualified stock options, restricted stock units and employee stock purchase plan contributions) outstanding during the periods using the treasury stock method.

The following is a reconciliation of the shares used to compute basic and diluted earnings per share (in thousands):

	Year Ended December 31,
	2014	2013	2012
Weighted average number of common shares outstanding used to compute basic earnings per share	53,437	53,481	46,739
Dilutive effect of stock-based awards	857	1,074	1,087
Number of shares used to compute diluted earnings per share	54,294	54,555	47,826

There were no significant share equivalents outstanding during the years ended December 31, 2014, 2013 and 2012 that were anti-dilutive when applying the treasury stock method.

11. Stockholders' Equity

On July 21, 2014, the Board of Directors approved a program authorizing the Company to repurchase up to $100.0 million of the Company’s common stock. The authorization was effective August 4, 2014. During 2014, the Company repurchased 3.4 million shares of its common stock under this program at a cost of $100.0 million. All shares repurchased under this program were retired.  This resulted in a reduction of $31.2 million in paid-in capital, and a reduction of $68.8 million in retained earnings.

On January 16, 2015 the Company’s Board of Directors approved a new $100.0 million share repurchase program (see "Note 16. Subsequent Events" for further information).

12. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) were as follows (amounts in thousands):

	Foreign currency translation adjustment	Changes in fair value of derivative, net of tax	Accumulated other comprehensive income (loss)
Balance at December 31, 2011	$(1,658)	$(380)	$(2,038)
Other comprehensive income	854	(21)	833
Balance at December 31, 2012	(804)	(401)	(1,205)
Other comprehensive income	1,128	193	1,321
Balance at December 31, 2013	324	(208)	116
Other comprehensive income	(4,772)	86	(4,686)
Balance at December 31, 2014	$(4,448)	$(122)	$(4,570)

13. Compensation: Stock-Based Compensation and 401(k) Retirement Savings Plan

The Company believes that stock-based compensation better aligns the interests of its employees and directors with those of its stockholders versus exclusively providing cash-based compensation. Stock-based compensation provides incentives to retain and motivate executive officers and key employees responsible for driving Company performance and maintaining important relationships that contribute to the growth of the Company. The Company has issued restricted stock units ("RSUs"), stock options, and has awards that are accounted for as liabilities.

Compensation expense related to stock-based compensation (which is included in SG&A expense in the accompanying Consolidated Statements of Operations and Comprehensive Income) was $16.2 million, $14.4 million, and $9.7 million for 2014, 2013 and 2012, respectively of which $15.6 million, $13.5 million, $9.1 million is included in SG&A expense and $0.6 million, $0.9 million, $0.6 million  is included in income from discontinued operations in the accompanying Consolidated Statements of Operations and Comprehensive Income for 2014, 2013 and 2012, respectively. The Company also recognized an income tax benefit for stock-based compensation arrangements of $4.7 million, $5.1 million, and $3.5 million in 2014, 2013 and 2012, respectively. As of December 31, 2014, there were 3,234,230 shares available for issuance under the Company's stock based compensation plans.

Restricted Stock Units

The fair value of each RSU is based on the fair market value of the awards on the grant date and the Company records compensation expense based on this value. Additionally, the Company analyzes historical vesting patterns for RSUs in order to estimate forfeiture rates. The forfeiture rate, set by management, is used to estimate the number of awards that will eventually vest and the associated impact on stock-based compensation expense.

A summary of the status of the Company’s unvested RSUs as of December 31, 2014 and changes during the year then ended are presented below:

	Service Conditions	Performance and Service Conditions	Total	Weighted Average Grant-Date Fair Value Per Unit
Unvested RSUs outstanding at December 31, 2013	972,364	394,874	1,367,238	$18.90
Granted	216,290	234,846	451,136	33.66
Market value share count adjustment for liability awards	—	(12,826)	(12,826)	33.19
Vested	(436,251)	(230,837)	(667,088)	18.44
Forfeited	(47,030)	(4,869)	(51,899)	24.42
Unvested RSUs outstanding at December 31, 2014	705,373	381,188	1,086,561	$24.88
Unvested and expected to vest RSUs outstanding at December 31, 2014	609,656	355,782	965,438	$25.21

The total number of shares vested in the table above includes 202,284 shares surrendered by the employees to the Company for payment of minimum tax withholding obligations. Shares of stock withheld for purposes of satisfying minimum tax withholding obligations are again available for issuance under the Plan.

The weighted-average grant-date fair value of RSUs granted during the years ended December 31, 2014, 2013 and 2012 was $33.66, $26.17 and $16.01 per award, respectively. The total intrinsic value of RSUs vested during the years ended December 31, 2014, 2013 and 2012 was $21.3 million, $15.0 million and $13.7 million, respectively.

As of December 31, 2014, there was unrecognized compensation expense of $14.9 million related to unvested RSUs based on awards that are expected to vest. The unrecognized compensation expense is expected to be recognized over a weighted-average period of 1.6 years.

Liability Awards

The Company classifies the following awards as a liability awards until the number of shares is determined, in accordance with the grant. The number of shares is determined by dividing the awards liability balance by the Company’s closing stock price on the settlement dates. The liability related to these awards was $1.5 million and $2.5 million at December 31, 2014 and 2013, respectively, and is included in other accrued expenses in the accompanying Consolidated Balance Sheets. Liability awards have a performance component and vest over one to three years. The performance goals are approved by the Compensation Committee of the Company’s Board of Directors.

The following table summarizes the balance of liability awards and changes during the years ended December 31 2014, 2013 and 2012 (in thousands):

	2014	2013	2012
Balances of liability awards at beginning of year	$2,500	$2,000	$1,852
Granted	500	1,000	1,694
Settled	(1,497)	(500)	(1,546)
Canceled	(50)	—	—
Balance of liability awards end of year	$1,453	$2,500	$2,000

Expense related to liability awards during the years ended December 31, 2014, 2013 and 2012 was $0.5 million, $1.0 million, and $1.7 million, respectively. There was no unrecognized compensation expense for liability awards as of December 31, 2014.

Stock Options

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that incorporates assumptions disclosed in the table below. Expected volatility is based on historical volatility of the underlying stock for a period consistent with the expected lives of the stock options as the Company believes this is a reasonable representation of future volatility. Additionally, the Company analyzes historical stock option exercise behavior in order to estimate employee turnover rates (i.e. forfeiture rates). The forfeiture rate, set by management, is used to estimate the number of options and awards that will eventually vest and the associated impact on stock-based compensation expense. The expected life, or term, of options granted is derived from historical exercise behavior and represents the period of time that stock option awards are expected to be outstanding. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the options’ expected term.

The following table displays the weighted average assumptions that have been applied to estimate the fair value of stock option awards on the date of grant. During 2014 and 2013, the Company did not grant any stock option awards.

Year Ended December 31,
2012
Dividend yield	—
Risk-free interest rate	1.19%
Expected volatility	64.15%
Expected lives	7.3 years

The following summarizes pricing and term information for options outstanding as of December 31, 2014:

			Options Outstanding			Options Exercisable
			Number Outstanding at	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at	Weighted Average Exercise Price
Range of Exercise Prices			December 31, 2014			December 31, 2014
$4.44	-	$8.26	141,321	4.2	$7.04	137,347	$7.01
9.19	-	11.39	231,836	3.2	11.00	198,891	11.09
11.75	-	12.90	211,724	2.1	12.40	211,724	12.40
13.31	-	13.58	35,000	2.0	13.32	34,531	13.32
16.51	-	16.51	75,000	7.7	16.51	42,187	16.51
$4.44	-	$16.51	694,881	3.5	$11.33	624,680	$11.13

The following table is a summary of stock option activity during 2014.

	Incentive Stock Options	Non- Qualified Stock Options	Total	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2013	69,416	790,529	859,945	$10.61	4.8	$20,903,000
Exercised	(61,749)	(85,414)	(147,163)	$7.51
Canceled	(3,400)	(14,501)	(17,901)	$8.25
Outstanding at December 31, 2014	4,267	690,614	694,881	$11.33	3.5	$15,189,000
Vested and Expected to Vest at December 31, 2014	4,267	686,970	691,237	$11.32	3.5	$15,120,000
Exercisable at December 31, 2014	4,267	620,413	624,680	$11.13	3.2	$13,782,000

There were no non-employee director stock options outstanding during the year ended December 31, 2014.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2012 was $10.34 per option. There were no options granted in 2014 and 2013. The total intrinsic value of options exercised during the years ended December 31, 2014, 2013 and 2012 was $3.9 million, $7.6 million, and $9.7 million.

As of December 31, 2014 there was unrecognized compensation expense of $0.4 million related to unvested stock options based on options that are expected to vest. The unrecognized compensation expense is expected to be recognized over a weighted-average period of 1.4 years.

 Employee Stock Purchase Plan

The On Assignment 2010 Employee Stock Purchase Plan ("ESPP") allows eligible employees to purchase common stock of the Company at a 15 percent discount to the market price as stipulated by the plan. Under the ESPP, 3,500,000 shares of common stock were reserved for issuance when it was approved on June 3, 2010 by the Company's stockholders. Shares of common stock are transferred to participating employees at the conclusion of each six-month enrollment period, which end on the last business day of the month in March and September each year. Compensation expense is measured using a Black-Scholes option-pricing model.

The table below presents the average fair value per share, shares purchased, and the compensation expense that resulted from the two ESPP offering periods that took place in the years ended December 31, as indicated (expense in thousands):

Year Ended December 31,	Average fair value per share	Shares	Expense
2014	$8.35	207,805	$1,756
2013	$7.16	203,200	$1,195
2012	$3.53	154,934	$755

401(k) Retirement Savings Plan

The Company maintains various 401(k) retirement savings plans for the benefit of eligible employees. Under terms of these plans, eligible employees are able to make contributions to these plans on a tax-deferred basis and the Company may make matching or other contributions at its discretion. The Company made contributions to the 401(k) plans of $7.5 million, $6.0 million and $3.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

14. Business Segments

The Company has three reportable segments: Apex, Oxford, and Life Sciences Europe.

During the quarter ended March 31, 2014, the Company realigned its former Life Sciences Segment resulting in Lab Support U.S. now being included in the Apex Segment; Valesta U.S. now being included in the Oxford Segment; and the Life Sciences Europe Segment includes Lab Support Europe and Valesta Europe.

On February 1, 2015 the Company sold the Physician Segment. During 2014 the Company discontinued the operations of its European retained search unit, formerly included in the Life Sciences Europe Segment. During 2013, the Company sold its Nurse Travel and Allied Healthcare division (see "Note 5. Discontinued Operations" for further information). The realignment and divestitures resulted in changes to the internal reporting package reviewed by the Chief Operating Decision Maker ("CODM"), and the Healthcare Segment no longer exists. Health Information Management, formerly included in the Healthcare Segment, is included in the Oxford Segment and unallocated corporate expenses are separately disclosed in order to align with the revised internal reporting package reviewed by the CODM. All prior periods have been retrospectively restated to conform to the current presentation.

The Apex Segment provides information technology and scientific staffing professionals for contract, contract-to-hire and permanent placement positions to Fortune 1000 and mid-market clients across the United States, and offers consulting services for other select project-based needs. Apex Segment provides staffing and services support for companies from all major industries, including financial services, business services, consumer and industrials, technology, healthcare, government services, and communications.

The Oxford Segment provides high-end contract and direct hire placement services of information technology and engineering professionals with expertise in specialized information technology, software and hardware engineering, and mechanical, electrical, validation and telecommunications engineering fields.

The Life Sciences Europe Segment provides services of laboratory and scientific professionals to the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical and environmental industries. These contract staffing specialties include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

The Company’s management evaluates the performance of each segment primarily based on revenues, gross profit, and operating income. The information in the following table is derived directly from the segments’ internal financial reporting used for corporate management purposes. The Company's management does not evaluate, manage or measure performance of segments using asset information, and such information is not readily available. Accordingly, assets by reportable segment are not disclosed.

The following tables present revenues, gross profit, operating income and amortization by reportable segment (in thousands):

	Year ended December 31, 2014
	Apex	Oxford	Life Sciences Europe	Corporate	Total
Revenues	$1,190,052	$493,320	$41,369	$—	$1,724,741
Gross Profit	335,322	208,607	13,506	—	557,435
Operating income	$121,334	$66,315	$3,878	$(53,745)	137,782
Amortization	16,356	5,491	274	9	22,130

	Year ended December 31, 2013
	Apex	Oxford	Life Sciences Europe	Corporate	Total
Revenues	$1,059,993	$423,670	$39,438	$—	$1,523,101
Gross Profit	294,611	147,348	12,916	—	454,875
Operating income	98,588	60,544	5,574	(48,119)	116,587
Amortization	19,524	965	364	90	20,943

	Year ended December 31, 2012
	Apex	Oxford	Life Sciences Europe	Corporate	Total
Revenues	$617,844	$375,196	$38,895	$—	$1,031,935
Gross Profit	174,968	132,034	14,252	—	321,254
Operating income	57,191	57,703	4,481	(46,362)	73,013
Amortization	15,665	437	654	291	17,047

The Company operates internationally, with operations in the United States, Europe, Canada, Australia, and New Zealand. The following table represents revenues by geographic location (in thousands):

	Year Ended December 31,
	2014	2013	2012
Revenues:
Domestic	$1,643,598	$1,446,805	$958,342
Foreign	81,143	76,296	73,593
	$1,724,741	$1,523,101	$1,031,935

The following table represents long-lived assets by geographic location (in thousands):

	December 31,
	2014	2013	2012
Long-lived Assets:
Domestic	$49,837	$42,341	$38,099
Foreign	2,091	2,394	2,006
	$51,928	$44,735	$40,105

15. Fair Value Measurements

The recorded values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value based on their short-term nature. Long-term debt recorded in the Company’s Consolidated Balance Sheets at December 31, 2014 was $415.1 million. The fair value of the long-term debt was determined using the quoted price technique, based on Level 2 inputs including the yields of comparable companies with similar credit characteristics, was $414.8 million.

The Company has obligations, to be paid in cash, to the former owners of CyberCoders, if certain future financial goals are met. The fair value of this contingent consideration is determined using an expected present value technique. Expected cash flows are determined using the probability - weighted average of possible outcomes that would occur should certain financial metrics be reached. There is no market data available to use in valuing the contingent consideration, therefore, the Company developed its own assumptions related to the future financial performance of the businesses to evaluate the fair value of these liabilities. As such, the contingent consideration is classified within Level 3. The liability for contingent consideration is established at the time of the acquisition and finalized by the end of the measurement period. At the end of each quarter, the fair value of this liability is re-measured and the change in the fair value (after the measurement period) is included in SG&A expenses.

The assets and liabilities measured at fair value on a recurring basis are as follows (in thousands):

	As of December 31, 2014
	Fair Value Measurements Using			Total
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Contingent consideration to be paid in cash for the acquisitions	$—	$—	$(3,000)	$(3,000)

	As of December 31, 2013
	Fair Value Measurements Using			Total
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Contingent consideration to be paid in cash for the acquisitions	$—	$—	$(3,667)	$(3,667)

Reconciliations of liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) are as follows (in thousands):

	Year Ended December 31,
	2014	2013
Contingent consideration for acquisitions --
Balance at beginning of year	$(3,667)	$(6,737)
Additions for acquisitions	—	(3,000)
Payments on contingent consideration	691	3,425
Fair value adjustments	—	2,744
Foreign currency translation adjustment	(24)	(99)
Balance at end of year	$(3,000)	$(3,667)

Certain assets and liabilities, such as goodwill, are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). For 2014 and 2013, no fair value adjustments were required for non-financial assets or liabilities.

16. Subsequent Events

The Company’s Board of Directors approved a $100.0 million share repurchase program on January 16, 2015. The authorization was effective February 23, 2015 and continues for two years thereafter.

17. Unaudited Quarterly Results

The following tables present unaudited quarterly financial information during the years ended December 31, 2014 and 2013. In the opinion of the Company’s management, the quarterly information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation thereof. The operating results for any quarter are not necessarily indicative of the results for any future periods.  The Company's Physician Segment, European retain search unit, and the Nurse Travel and Allied Healthcare divisions are reported as discontinued operations for all periods presented, see "Note 5. Discontinued Operations" for further information regarding the divestitures.

	2014
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	(in thousands, except per share amounts)
Revenues	$441,023	$442,443	$434,424	$406,851
Gross profit	142,537	144,838	141,905	128,155
Income from continuing operations	19,526	20,723	19,641	13,605
Income from discontinued operations, net of income taxes	947	1,282	1,148	312
Net income	$20,473	$22,005	$20,789	$13,917

Basic earnings per common share:
Continuing operations	$0.38	$0.39	$0.36	$0.25
Discontinued operations	0.01	0.02	0.02	0.01
Net income	$0.39	$0.41	$0.38	$0.26

Diluted earnings per common share:
Continuing operations	$0.37	$0.38	$0.36	$0.25
Discontinued operations	0.02	0.03	0.02	—
Net income	$0.39	$0.41	$0.38	$0.25

	2013
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	(in thousands, except per share amounts)
Revenues	$396,070	$394,400	$380,779	$351,852
Gross profit	120,985	119,016	113,105	101,769
Income from continuing operations	16,321	18,656	6,649	9,514
Income from discontinued operations, net of income taxes	16,089	1,494	690	15,099
Net income	$32,410	$20,150	$7,339	$24,613

Basic earnings per common share:
Continuing operations	$0.30	$0.35	$0.12	$0.18
Discontinued operations	0.30	0.03	0.02	0.28
Net income	$0.60	$0.38	$0.14	$0.46

Diluted earnings per common share:
Continuing operations	$0.30	$0.34	$0.12	$0.18
Discontinued operations	0.29	0.03	0.02	0.28
Net income	$0.59	$0.37	$0.14	$0.46

Item 15. Exhibits and Financial Statement Schedule

(a) List of documents filed as part of this report

1. Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets at December 31, 2014 and 2013
Consolidated Statements of Operations and Comprehensive Income for the Years Ended December 31, 2014, 2013 and 2012
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2014, 2013 and 2012
Consolidated Statements of Cash Flows for the Years Ended December 31, 2014, 2013 and 2012
Notes to Consolidated Financial Statements

2. Financial Statement Schedule:
Schedule II—Valuation and Qualifying Accounts
Schedules other than those referred to above have been omitted because they are not applicable or not required under the instructions contained in Regulation S-X or because the information is included elsewhere in the financial statements or notes thereto.

ON ASSIGNMENT, INC. AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Year Ended December 31, 2014, 2013 and 2012
(In thousands)

Description	Balance at beginning of year	Provisions	Deductions from reserves	Balance at end of year
Year ended December 31, 2014
Allowance for doubtful accounts and billing adjustments	$2,465	6,680	(4,741)	$4,404
Workers’ compensation loss reserves	$17,123	2,211	(3,770)	$15,564

Year ended December 31, 2013
Allowance for doubtful accounts and billing adjustments	$3,395	1,474	(2,404)	$2,465
Workers’ compensation loss reserves	$17,037	5,850	(5,764)	$17,123

Year ended December 31, 2012
Allowance for doubtful accounts and billing adjustments	$2,468	(446)	1,373	$3,395
Workers’ compensation loss reserves	$16,391	3,399	(2,753)	$17,037